PRESS RELEASE
For Immediate Release

Date:	April 6, 2009
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated Tomoka Announces New Meeting Date for
2009 Annual Meeting of Shareholders

DAYTONA BEACH, FLORIDA (April 6, 2009) – Consolidated-Tomoka Land Co. (NYSE Amex: CTO) announced today that it has set a new date for its 2009 Annual Meeting of Shareholders.  As a result of the review of its preliminary proxy materials by the Securities and Exchange Commission, the Company’s definitive proxy statement was not available on its scheduled mailing date, so the Company set a new date for the 2009 Annual Meeting in order to provide the Company with sufficient time to solicit proxies.  The Annual Meeting was previously announced as being set for April 22, 2009, and is now scheduled to be held on May 13, 2009, at 10:00 a.m., local time, at the Hilton Garden Inn, 189 Midway Avenue, Daytona Beach, Florida.  The record date for shareholders entitled to notice of and to vote at the annual meeting remains March 13, 2009.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt and generates over $9 million in annual before tax cash flow from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.

Important Additional Information

The Company will be filing a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2009 annual meeting of shareholders.  Shareholders are strongly advised to read the Company’s 2009 proxy statement and the accompanying WHITE proxy card when they become available because they will contain important information. Shareholders will be able to obtain copies of the Company’s 2009 proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2009 annual meeting of shareholders free of charge at the SEC’s website at www.sec.gov, on the Company’s website at http://ctlc.com/2009_proxy.html or by writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida, 32120-0809. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, The Altman Group, toll-free at (866) 620-1450 or by email at pcasey@altmangroup.com.  The Company, its directors, and its executive officers may be deemed participants in the solicitation of proxies from shareholders in connection with the Company’s 2009 annual meeting of shareholders.  Information concerning persons who may be considered participants in the solicitation of the Company's shareholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2008 annual meeting of shareholders, filed with the SEC on March 20, 2008 and its Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 12, 2009, and will be set forth in its proxy statement relating to its 2009 Annual Meeting of Shareholders.

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